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                       FORM OF SHAREHOLDER SERVICING AGREEMENT

     Shareholder Servicing Agreement (the "Agreement"), dated as of ___________, 19__, by and between AIG Equity Sales Corp. ("AIGES") and ____________________ (the "Agent").

                                W I T N E S S E T H :

     WHEREAS, SEI Investments Distribution Co. (the "Distributor") serves as the principal underwriter for the shares of beneficial interest of the AIG Money Market Fund (the "Fund"), a separate series of The Advisors' Inner Circle Fund, an open-end management investment company consisting of separate series and organized as a business trust under the laws of the State of Massachusetts (the "Trust"), pursuant to a Distribution Agreement, dated as of November 14, 1991, as amended on August 8, 1994, between the Trust and the Distributor; and

     WHEREAS, AIGES serves as the sub-distributor and servicing agent of the Fund's Class B shares of beneficial interest (the "Shares") pursuant to a Sub-Distribution and Servicing Agreement, dated as of July 28, 1995, as amended by Amendment No. 1 thereto dated as of ___________, 1997, between the Distributor and AIGES (the "Sub-Distribution Agreement"); and

     WHEREAS, the Shares are subject to a plan of distribution (the "Plan") adopted by the Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and pay certain fees to the Distributor thereunder; and

     WHEREAS, the Distributor pays sub-distribution fees to AIGES pursuant to the Sub-Distribution Agreement; and

     WHEREAS, the Shares and the Plan are more fully described in the prospectus of the Fund relating to the Shares (the term "Prospectus" refers to the then-current prospectus relating to the Shares and statement of additional information relating to the Fund on file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the 1940 Act); and

     WHEREAS, the Trust has authorized AIGES to enter into shareholder servicing agreements with other financial institutions to perform certain shareholder-related services with respect to the Shares.

     NOW, THEREFORE, AIGES and the Agent hereby agree as follows:

1.   APPOINTMENT, SERVICES.   AIGES hereby appoints the Agent as a shareholder
     servicing agent for the Shares and retains the Agent to perform certain shareholder account, administrative and servicing functions for the Agent's customers ("Customers"). The services to be performed by the Agent and shall be in accordance with the terms and

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     conditions set forth in the Prospectus and shall include, without limitations, the following:

          a. aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with AIGES;

          b. answering inquiries from Customers regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, the services provided by the Agent and certain other matters pertaining to the Fund;

          c. processing Customer dividends, and assisting Customers in designating and changing dividend options, account designations and addresses and in enrolling into any pre-authorized automatic investment program or tax sheltered retirement plans that may from time to time be offered in connection with the purchase of the Shares;

          d.   arranging for bank wires;

          e. forwarding Fund shareholder communications to Customers, if required by law;

          f. providing Customers periodically with information showing their positions in Shares and confirming all purchases and redemptions of Shares in Customer accounts; and

          g. providing such other related services as AGES or a Customer may reasonably request.

     The Agent shall be responsible for providing all such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business or any personnel employed by it) as may be reasonably necessary or beneficial to perform the functions described in this Section.

2. STANDARD OF PERFORMANCE. All services to be rendered by the Agent hereunder shall be performed in a professional, competent and timely manner. The details of the operating standards and procedures to be followed by the Agent in its performance of the services required to be performed by it hereunder shall be determined from time to time by agreement between AGES and the Agent.

3. LIMITATION OF AUTHORITY. No person is authorized to make any representations concerning the Trust, the Fund, or the Shares except those contained in the Prospectus and in such printed information as the Distributor of AGES may prepare. No person is authorized to

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     distribute any sales materials relating to the Shares without the prior written approval of AGES (it being understood that in such instance, AGES will be required to obtain the written approval of the Distributor in order to give its written approval). The Fund shall have full authority to take such action as it deems advisable in respect to all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares. For all purposes hereunder, the Agent shall be deemed an independent contractor, and not an agent of the Fund, and shall have no authority to act for or represent the Fund. The Agent shall not act as an "underwriter" or "distributor" of Shares, as those terms are used in the 1940 Act, the Securities Act of 19933, as amended, and the rules and regulations promulgated thereunder.

4. COMPENSATION. In consideration of the services to be performed by the Agent pursuant to Section 1 of this Agreement, AGES agrees to pay or arrange to be paid to the Agent a service fee, [computed daily and payable monthly], equal to [. %] of the average daily net asset value of the Shares for which the Agent from time to time performs services under this Agreement on behalf of Customers, and under the terms and conditions set forth in the Plan, as such plan may be amended from time to time, and subject to such further limitations as the trustees of the Trust may impose. For purposes of determining the fees payable to the Agent hereunder, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus. The above fees constitute all fees to be paid to the Agent by AGES with respect to the services contemplated hereby, and the Agent will bear all of its own expenses for providing such services.

5. RECORDKEEPING; COMPLIANCE WITH LAWS. The Agent agrees that it will maintain and preserve all records required by applicable law, rule or regulation to be maintained and preserved by it in connection with the services to be provided by it hereunder, and that it will promptly make such of these records available to AGES or the Trust as shall be reasonably requested. The Agent further agrees to promptly notify AGES if it experiences any difficulty in maintaining the records described above in an accurate and complete manner. The Agent further agrees that it will at all times act in compliance with all applicable laws, rules and regulations, including without limitation federal and state securities laws and the rules and regulations of self-regulating organizations, in connection with the performance of its duties hereunder.

6. LIABILITY. AGES shall be under no liability to the Agent except for lack of good faith or negligence in connection with obligations expressly assumed by AGES hereunder.

     In carrying out its obligations hereunder, the Agent agrees to act in good faith, with negligence and in compliance with all applicable laws, rules and regulations. By its acceptance of this Agreement, the Agent agrees to and does release, indemnify and hold AGES, the Distributor and the Trust harmless from and against any and all liabilities, losses and costs (including, without limitation, reasonable attorneys' fees and expenses) arising from any direct or indirect actions or omissions of or by the Agent or its officers,

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     employees or agents regarding its responsibilities hereunder; PROVIDED,
     HOWEVER, that, notwithstanding the foregoing, the Agent shall not be liable for any actions or omissions performed by it or by its officers, employees or agents, in good faith, without negligence and in conformity with all applicable laws, rules and regulations. AGES agrees to and does indemnify and hold harmless the Agent from and against any and all liabilities, losses and costs (including, without limitation, reasonable attorneys' fees and expenses) arising out of or by reason of the offering of the Shares based upon any untrue statement of a material fact contained in the Prospectus (or any amendment thereof or any supplement thereto), or any omission to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements contained therein not misleading. Nothing contained in this Agreement is intended to operate as a waiver by AGES or the Agent of compliance with any provision of the 1940 Act, the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Investment Advisers Act of 1940, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

7. NON-EXCLUSIVE SERVICES. The Agent acknowledges and agrees that AGES may enter into other similar shareholder servicing agreements with other financial institutions without any notice to, or the consent of, the Agent.

8. AMENDMENT. This agreement may be amended only in a writing signed by both parties hereto.

9. TERM: TERMINATION. This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for one year from its execution and thereafter from year to year. This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment (as defined in the 1940 Act) or upon termination of either or both of the Distribution Agreement between the Trust and the Distributor or the Sub-Distribution Agreement. This Agreement may also be terminated at any time, without penalty, by the vote of a majority of the members of the Board of Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to such plan, or by the vote of a majority of the Shares. Notwithstanding anything to the contrary, the obligations of the parties set forth in Section 6 hereof shall survive the termination of this Agreement.

10.  COMMUNICATIONS.  All communications to AGES should be directed to it at 80
     Pine Street, New York, New York 10005, Attention:  [               ],
     telephone:                     , facsimile:                   , with a copy
     to David Hartman, American International Group, Inc., 70 Pine Street, 28th Floor, New York, New York 10270, telephone: 212-770-5820, facsimile:
     212-344-6271.  All communications to the Agent should be directed to it at

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     [address], Attention: [                  ], telephone:           ,
     facsimile:              .  Any notice hereunder shall be duly given if sent
     by registered mail or confirmed facsimile transmission.

11. SEVERABILITY AND GOVERNING LAW. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of the State of New York; provided, however, that nothing contained in this Agreement shall be construed in any manner consistent with the 1940 Act, the 1934 Act or the 1933 Act or any rule, regulation or order of the SEC promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                             AIG EQUITY SALES CORP.


Date:                                        By:
     -------------------------                  ----------------------------
                                                  Authorized Signature

                                                  Print Name and Title

          The undersigned agrees to abide by the foregoing terms and conditions.


Date:                                        By:
     -------------------------                  ----------------------------
                                                  Signature

                                                  Print Name and Title

                                                  Financial Institution's Name


                                                  Address

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